Exhibit 3.1

AMENDMENT TO

BY-LAWS

OF

CYGNE DESIGNS, INC.

Effective July 31, 2005

The By-Laws of Cygne Designs, Inc., as restated as of April 15, 1993 (the “By-Laws”) are amended as follows:

Article II, Section 2 of the By-laws is amended so that a new sentence shall be added to the end of the section that reads as follows:

“Subject to the requirements of the Securities and Exchange Commission and the rules of any exchange on which Corporation’s securities are listed, the holders of a majority of issued and outstanding capital stock of the Corporation shall have the ability to nominate directors for election at each annual meeting.”

The first sentence of Article III, Section 2 of the By-Laws is amended and restated to read in its entirety as follows:

“Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the holders of a majority of the issued and outstanding capital stock of the Corporation which is entitled to vote at a meeting of stockholders for the election of directors, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.”

Article III, Section 7 of the By-Laws is amended and restated to read in its entirety as follows:

“Special meetings of the board may called by the chairman of the board, the president, any director on seven day’s notice to each director, either personally or by mail, by telegram on the written request of two directors, or by the holders of a majority of the issued and outstanding capital stock of the Corporation which is entitled to vote at meetings of stockholders upon 48 hours’ notice to each director, either personally, by mail or by telegram.”

IN WITNESS WHEREOF, the undersigned Secretary of Cygne Designs, Inc. certifies that the foregoing amendment to the By-Laws was duly adopted by the Board of Directors on July 31, 2005.

Dated: July 31, 2005.

CYGNE DESIGNS, INC.

By:	/s/ Roy Green
Roy Green
Secretary